Exhibit 10.29

INVESTMENT SUPPORT AGREEMENT

This INVESTMENT SUPPORT AGREEMENT (this “Agreement”), dated as of April 4, 2018, is made by Pat Roney, an individual who resides at 532 Jenifer Ct., Santa Rosa, CA 95404 (“Obligor”), in favor and for the benefit of TGAM Agribusiness Fund Holdings LP, a Delaware limited Partnership, with a business address located at 221 First Street, Davis, CA 95616 (“Beneficiary”).

Reference is made to the Amended and Restated Articles of Incorporation (the “Articles”) of Vintage Wine Estates, Inc., a California corporation (the “Company”) and the Shareholders Agreement, dated as of April 4, 2018 (the “Shareholders Agreement” and, together with the Articles and any Put Right Note, as defined below, the “Underlying Documents”), by and between the Company and each of the the shareholders of the Company party thereto (including Obligor and Beneficiary.  Capitalized terms used, but otherwise undefined, in this Agreement shall have the meanings given them in the Articles.  In consideration of the substantial direct and indirect benefits derived by Obligor from the transactions under the Underlying Documents, and in order to induce Beneficiary to purchase securities of the Company pursuant to that certain Stock Purchase Agreement, dated as of April 4, 2018 (the “Purchase Agreement”) by and between the Company and the Beneficiary, Obligor hereby agrees as follows:

1.                                      Make-Whole Obligations.  Subject to the limitations on recourse and liability sect forth in Section 3 below:

(a)                                 In the event of a voluntary or involuntary liquidation, dissolution or other winding up of the Company, or a Deemed Liquidation Event described in Section 2.3 of the Articles (including, without limitation, a Qualified IPO as defined in the Shareholders Agreement), Obligor shall pay to Beneficiary an amount per share of Series B Stock equal to the difference between (i) the sum of (A) the cash consideration actually received in consideration for each share or Series B Stock in such Deemed Liquidation Event and (B) the fair market value of the Traded Securities actually received in consideration for shares of Series B Stock in such Deemed Liquidation Event, or of the Traded Securities into which the Series B Stock shall be entitled to convert upon such Deemed Liquidation Event, less (ii) the Original Issue Price of the Series B Stock that Beneficiary disposes in such event;

(b)                                 In the event that the Beneficiary sells some or all of its Series B Stock in any transaction that results in the payment of the Series B Bullet Payment by the Company, including (as each of the following terms is defined in the Shareholders Agreement) (i) an Approved Sale, (ii) any sale pursuant to the notice of Beneficiary or another Major Shareholder pursuant to Section 6.3 of the Shareholders Agreement, or (iii) any sale in which Shareholder may be compelled to participate pursuant to 6.4 of the Shareholders Agreement, Obligor shall pay to Beneficiary, per share of Series B Stock sold, the difference, if positive, between the per-share consideration received in such sale (not including the Series B Bullet Payment received from the Company), less the Original Issue Price;

(c)                                  In the event that the Beneficiary sells some or all of its Series B Stock in any transaction that does not constitute a Deemed Liquidation Event resulting in the payment of the Series B Bullet Payment by the Company (except pursuant to the Put Right as described in clause (d) below), including a Participation Sale (as defined in the Shareholders Agreement) pursuant to Section 6.5 of the Shareholders Agreement; Obligor shall pay Beneficiary the difference, if positive, per share of Series B Stock, between (i) the Original Issue Price, less (ii) the difference between consideration received in such sale, less the Series B Bullet Payment; and

(d)                                 In the event that Beneficiary participates in a sale pursuant to a Put Right (as defined in the Shareholders Agreement) pursuant to Article 8 of the Shareholders Agreement, Obligor shall pay Beneficiary the difference, if positive, per share between the (i) Original Issue Price, less (ii) the Fair Market Value (as defined in the Shareholders Agreement) for Series A Shares sold pursuant to the Put Right.

Such payment obligations in this Section 1 being hereinafter referred to as the (“Payment Obligations”)

2.                                      Guaranty.  In the event that Beneficiary participates in a Put Right and any portion of the Put Purchase Price (as defined in the Shareholders Agreement) shall be paid to Beneficiary by a subordinated promissory note of the Company pursuant to Section 8.1(f) of the Shareholders Agreement (a “Put Right Note”), Obligor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by the Company under or relating to any Put Right Note, plus all costs, expenses and fees (including the reasonable fees and expenses of Beneficiary’s counsel) in any way relating to the enforcement or protection of Beneficiary’s rights hereunder (collectively, the “Guaranteed Obligations” and, together with the Payment Obligations, the “Obligations”).

3.                                      Limited Recourse; Limitation of Liability.

(a)                                 Subject to Obligor’s execution of, delivery of and compliance with that certain Security Agreement of even date herewith (the “Security Agreement”), by Obligor in favor of Beneficiary, Beneficiary shall enforce the liability of Obligor to perform and observe the Obligations contained in this Agreement only against all shares of capital stock of the Company owned by Obligor, the proceeds thereof and the other collateral given by Borrower as security for payment of the Loan and performance of Borrower’s Obligations under the Security Agreement, and not against Borrower personally.  Obligor covenants to use its best efforts to cooperate with selling or otherwise utilizing such collateral, as may be reasonably requested by Beneficiary to satisfy the Obligations of Obligor.

(b)                                 Notwithstanding any other provision of this Agreement, the total liability of Obligor under this Agreement shall be limited to an aggregate amount of Eight

Million Dollars ($8,000,000) plus, in each case, Beneficiary’s reasonable out of pocket expenses and costs of enforcing this Agreement

4.                                      Obligations Absolute and Unconditional.  Obligor agrees that its covenants, guaranties and other Obligations under this Agreement are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Obligor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a)                                 Any illegality, invalidity or unenforceability of any guaranteed obligation of another or of any Underlying Document or any related agreement or instrument, or any law, regulation, decree or order of any jurisdiction or any other event affecting any term of the Guaranteed Obligations.

(b)                                 Any change in the time, place or manner of payment or performance of, or in any other term of the Guaranteed Obligations, or any rescission, waiver, release, assignment, amendment or other modification of the Underlying Documents.

(c)                                  Any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Guaranteed Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations.

(d)                                 Any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations.

(e)                                  Any change, restructuring or termination of the corporate structure, ownership or existence of Obligor or Obligor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor or its assets or any resulting restructuring, release or discharge of any Guaranteed Obligations.

(f)                                   Any failure of Beneficiary to disclose to Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Obligor now or hereafter known to Beneficiary, Obligor waiving any duty of Beneficiary to disclose such information.

(g)                                  The failure of any other Obligor or third party to execute or deliver this Agreement or any other guaranty or agreement, or the release or reduction of liability of Obligor or any other Obligor or surety with respect to the Guaranteed Obligations.

(h)                                 The failure of Beneficiary to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Underlying Document or otherwise.

(i)                                     The existence of any claim, set-off, counterclaim, recoupment or other rights that Obligor or Obligor may have against Beneficiary (other than a defense of payment or performance).

(j)                                    Any other circumstance (including, without limitation, any statute of limitations), act, omission or manner of administering the Underlying Documents or any existence of or reliance on any representation by Beneficiary that might vary the risk of Obligor or otherwise operate as a defense available to, or a legal or equitable discharge of, Obligor.

5.                                      Certain Waivers; Acknowledgments.  Obligor further acknowledges and agrees as follows:

(a)                                 Obligor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all presently existing and future Guaranteed Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations.

(b)                                 This Agreement is a guaranty of payment and performance and not of collection.  Beneficiary shall not be obligated to enforce or exhaust its remedies against Obligor or under the Underlying Documents before proceeding to enforce this Agreement.

(c)                                  This Agreement is a direct guaranty and independent of the obligations of Obligor under the Underlying Documents.  Beneficiary may resort to Obligor for payment and performance of the Guaranteed Obligations whether or not Beneficiary shall have resorted to any collateral therefor or shall have proceeded against Obligor or any other Obligors with respect to the Guaranteed Obligations.  Beneficiary may, at Beneficiary’s option, proceed against Obligor and Obligor, jointly and severally, or against Obligor only without having obtained a judgment against Obligor.

(d)                                 Obligor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and Obligors other obligations under Agreement and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto.

(e)                                  Obligor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor.

6.                                      Subrogation.  Obligor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Agreement until all Guaranteed Obligations shall have been indefeasibly paid and discharged in full.

7.                                      Representations and Warranties.  To induce Beneficiary to make its investment in the Company, Obligor represents and warrants that:  (a) this Agreement constitutes Obligor’s valid and legally binding agreement in accordance with its terms; (c) the execution, delivery and performance of this Agreement will not violate any order, judgment or decree to which Obligor or any of its assets may be subject; and (d) Obligor is currently solvent and will not be rendered insolvent by providing this Agreement.

8.                                      Notices.  All notices, requests, consents, demands and other communications hereunder (each, a “Notice”) shall be in writing and delivered to the parties at the addresses set forth herein or to such other address as may be designated by the receiving party in a Notice given in accordance with this section.  All Notices shall be delivered by personal delivery, nationally recognized overnight courier, facsimile or email or certified or registered mail (return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only (a) with written confirmation of delivery or transmission; (b) upon receipt of the receiving party; and (c) if the party giving the Notice has complied with the requirements of this section.

9.                                      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Obligor may not, without the prior written consent of Beneficiary, assign any of its rights, powers or obligations hereunder.  Any attempted assignment in violation of this section shall be null and void.

10.                               Governing Law; Service of Process.  This agreement shall be governed by and construed under the laws of the state of California, without reference to any choice of law doctrine.  Each party irrevocably consents to service of process in the manner provided for notices in section 6 hereof and agrees that nothing herein shall affect the right of any party hereto to serve process in any manner permitted by applicable law.

11.                               Waiver of Jury Trial.  Each party hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this agreement or any of the obligations hereunder.

12.                               Cumulative Rights.  Each right, remedy and power hereby granted to Beneficiary or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

13.                               Severability.  If any provision of this Agreement is to any extent determined by final decision of a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.                               Entire Agreement; Amendments; Headings; Effectiveness.  This Agreement constitutes the sole and entire agreement of Obligor and Beneficiary with respect to the subject matter hereof and supersedes all previous agreements or understandings, oral or written, with respect to such subject matter.  No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party against which the waiver is to be effective.  Section headings are for convenience of reference only and shall not define, modify, expand or limit any of the terms of this Agreement.  Delivery of this

Agreement by facsimile or in electronic (i.e., .pdf or .tif) format shall be effective as delivery of a manually executed original of this Agreement.

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IN WITNESS WHEREOF, Obligor has executed this Agreement as of the day and year first above written.

OBLIGOR:

PAT RONEY

/s/ Pat Roney

AGREED AND ACCEPTED:

BENEFICIARY:

TGAM AGRIBUSINESS FUND HOLDINGS LP

By:	TGAM AGRIBUSINESS FUND GP, LLC
Its General Partner

By:	AGR PARTNERS, LLC
Its Sole Member

By:
Name:	Dan Masters
Title:	Managing Director, AGR Partners